SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission only(as permitted by Rule 14a-6(e)(2))

X Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

ALLEGIANT TRAVEL COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALLEGIANT TRAVEL COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Allegiant Travel Company:

NOTICE IS HEREBY GIVEN that the annual meeting of Stockholders of Allegiant Travel Company (the "Company") will be held at our company headquarters at 8360 S. Durango Drive, Las Vegas, Nevada 89113 on Tuesday, June 4, 2013 at 10:00 a.m. local time, for the following purposes:

(1)           To elect Directors;

(2)           To ratify the selection by the audit committee of our board of directors of the firm of Ernst & Young, LLP as our independent registered public accountants for the year ending December 31, 2013; and

(3)           To transact such other business as may properly come before the meeting.

Holders of the Common Stock of record at the close of business on April 15, 2013 will be entitled to notice of and to vote at the meeting.  A list of stockholders will be available at the annual meeting.

It is important that your shares be represented at the annual meeting to ensure the presence of a quorum. Whether or not you expect to be present in person at the meeting, please vote your shares by signing and dating the accompanying proxy and returning it promptly in the enclosed postage paid reply envelope.  This will assist us in preparing for the meeting.

By Order of the Board of Directors,

Jude I. Bricker,
Secretary
May 7, 2013
Las Vegas, Nevada

ALLEGIANT TRAVEL COMPANY
8360 S. Durango Drive
LAS VEGAS, NEVADA 89113
(702) 851-7300

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 4, 2013

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our board of directors to be voted at the annual meeting of our stockholders to be held on June 4, 2013, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  Our annual meeting of stockholders will be held at our company headquarters at 8360 S. Durango Drive, Las Vegas, Nevada 89113, on Tuesday, June 4, 2013, at 10:00 a.m. local time.  This proxy statement and accompanying form of proxy will be first sent or given to our stockholders on or about May 7, 2013.  Our annual report for the year ended December 31, 2012, is being sent to each stockholder of record along with this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, our stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and ratification of our independent registered public accountants.  In addition, our management will report on our performance during the 2012 year and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 15, 2013, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.  Seating, however, may be limited.  Admission to the meeting will be on a first-come, first-served basis.  Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business.  As of the record date, we had 19,121,738 shares of common stock outstanding.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

To vote you must complete and return a written proxy card.

You can also vote in person at the meeting, and submitting your voting instructions by proxy card will not affect your right to attend and vote.  “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes.  Even after you have voted by written proxy card, you may change your vote at any time before the proxy is exercised by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date.  The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.  All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Allegiant Travel Company, 8360 S. Durango Drive, Las Vegas, Nevada 89113, Attention Jude Bricker, Secretary.

What are the recommendations of our board of directors?

Unless you give other instructions when voting, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors.  Our board recommends a vote FOR election of the nominated slate of directors and FOR the ratification of Ernst & Young, LLP as our independent registered public accountants.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors.  A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Abstentions are included in the shares present at the meeting for purposes of determining whether a quorum is present. Broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are also included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present.  Because directors are elected by a plurality of the votes cast, votes to “WITHHOLD AUTHORITY” with respect to one or more nominees and any abstentions and broker non-votes will not be counted and will not have an effect on the outcome of the election.

Ratification of Independent Registered Public Accountants and Other Items.  To approve the ratification of our independent registered public accountants and for each other item, the resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition of the resolution. Abstentions and broker non-votes are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker non-votes will not have any effect on the proposal to ratify the appointment of our independent registered public accountants.

Our management knows of no matter to be brought before the meeting other than the election of directors and ratification of independent registered public accountants.  If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

How will proxies be solicited?

Proxies will be solicited by mail.  Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services.  Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock.  We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes.  This proxy statement and our annual report are available on our web site, www.allegiant.com.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table shows information known to us with respect to beneficial ownership of our common stock as of April 15, 2013, by (A) each director, (B) each of the executive officers named in the Summary Compensation Table beginning on page 26, (C) all executive officers and directors as a group and (D) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock.

                   Each stockholder’s percentage ownership in the following table is based on 19,121,738 shares of common stock outstanding as of April 15, 2013 and treating as outstanding all options and stock settled stock appreciation rights held by that stockholder and exercisable within 60 days of April 15, 2013.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Maurice J. Gallagher, Jr. (1)	3,866,194	20.2%
T. Rowe Price Associates, Inc. (2)	2,607,999	13.6%
Franklin Advisors, Inc. (3)	1,208,531	6.3%
Times Square Capital Management, LLC (4)	1,167,180	6.1%
BlackRock, Inc. (5)	1,086,136	5.7%

Executive Officers and Directors:
Maurice J. Gallagher, Jr. (1)	3,866,194	20.2%
Montie Brewer (6)	7,000	*
Gary Ellmer (7)	3,500	*
Timothy P. Flynn (8)	5,000	*
Linda A. Marvin (9)	1,000	*
Charles W. Pollard (10)	1,000	*
John Redmond (11)	29,750	*
Kris B. Bauer (12)	12,081	*
Jude I. Bricker (13)	9,272	*
Andrew C. Levy (14)	141,487	*
Scott Sheldon (15)	14,764	*
All executive officers and directors as a group (12 persons) (16)	4,103,693	21.4%

*	Represents ownership of less than one percent.

(1)
The address of Maurice J. Gallagher, Jr., is 8360 S. Durango Drive, Las Vegas, Nevada 89113. These shares include 257,200 shares of common stock held by two entities controlled by Mr. Gallagher. The shares also include 9,304 shares of restricted stock not yet vested.

(2)
Information is based on a Schedule 13G/Amendment No. 3 filed with the Securities and Exchange Commission on February 7, 2013, by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. The Schedule 13G/Amendment No. 3 reports that as of December 31, 2012, T. Rowe Price New Horizons Fund, Inc. (an investment fund) has sole voting power over 1,503,112 shares and T. Rowe Price Associates, Inc. (an investment adviser) has sole voting power over 457,912 shares and sole dispositive power over 2,607,999 shares.  The address of these beneficial owners is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
Information is based on a Schedule 13F filed with the Securities and Exchange Commission on February 11, 2013, by Franklin Resources, Inc. (“FRI”), Franklin Advisers, Inc. (“FAI”), Charles B. Johnson and Rupert H. Johnson, Jr.  The shares reported are beneficially owned by investment companies or other managed accounts that are investment management clients of FRI or its affiliated companies. Each of Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Stockholders”) owns in excess of 10% of the common stock of FRI and they are the principal stockholders of FRI.  Such affiliated companies have investment discretion over the shares reported. Under the rules of the Securities and Exchange Commission, FRI and the Principal Stockholders may be deemed to be the beneficial owner of securities held by persons for whom FRI or its affiliates provide investment management services.  FRI, the Principal Stockholders and each of FRI’s investment management subsidiaries disclaim any pecuniary interest in the securities reported as beneficially owned by them.  Other than FAI which has sole voting power over 1,110,038 shares and sole dispositive power over 1,150,238 shares, none of these entities owns more than 5% of our outstanding common stock. The address of this beneficial owner is One Franklin Parkway, San Mateo, California 94403.

(4)
Information is based on a Schedule 13G/Amendment No. 2 filed with the Securities and Exchange Commission on February 11, 2013, by TimesSquare Capital Management, LLC as an investment adviser.  The Schedule 13G/Amendment No. 2 reports that as of December 31, 2012 TimesSquare Capital Management, LLC has sole voting power over 977,280 shares and sole dispositive power over 1,167,180 shares.  To its knowledge, none of its investment advisory clients owns more than 5% of our outstanding common stock.  The address of this beneficial owner is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036.

(5)
Information is based on a Schedule 13G/Amendment No. 3 filed with the Securities and Exchange Commission on February 8, 2013, by BlackRock, Inc.  The Schedule 13G/Amendment No. 3 reports that as of December 31, 2012, BlackRock, Inc. has sole voting and dispositive power over the shares indicated which are owned by various subsidiaries of BlackRock, Inc. with no subsidiary owning more than 5% of our outstanding common stock. The address of this beneficial owner is 40 East 52nd Street, New York, NY 10022.

(6)	Includes 1,000 shares of restricted stock held by Mr. Brewer not yet vested as of the date of this proxy statement.

(7)	Includes 1,000 shares of restricted stock held by Mr. Ellmer not yet vested as of the date of this proxy statement.

(8)	Includes 1,000 shares of restricted stock held by Mr. Flynn not yet vested as of the date of this proxy statement.

(9)	Includes 1,000 shares of restricted stock held by Ms. Marvin not yet vested as of the date of this proxy statement.

(10)	Includes 1,000 shares of restricted stock held by Mr. Pollard not yet vested as of the date of this proxy statement.

(11)	Includes 1,000 shares of restricted stock held by Mr. Redmond not yet vested as of the date of this proxy statement.

(12)	Includes 10,223 shares of restricted stock held by Mr. Bauer not yet vested as of the date of this proxy statement.

(13)	Includes 8,271 shares of restricted stock held by Mr. Bricker not yet vested as of the date of this proxy statement.

(14)
Includes 31,122 shares of restricted stock held by Mr. Levy not yet vested and options to purchase 39,590 shares which are presently exercisable.  Also includes 27,529 shares which Mr. Levy could acquire upon exercise of his currently vested stock appreciation rights based on the closing market price per share on April 15, 2013 ($86.00), and the strike price of such SARs ($38.65).  The actual number of shares that may be acquired upon the exercise of these SARs will vary depending on the market price of our common stock at the time of exercise.

(15)	Includes 7,723 shares of restricted stock held by Mr. Sheldon not yet vested as of the date of this proxy statement.

(16)	See footnotes 1, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15. Also includes 12,645 shares of stock held by an executive officer not included in the summary compensation table.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding options, warrants and other rights to acquire equity securities under our equity compensation plans as of December 31, 2012:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (b)

Equity compensation plans approved by security holders	228,690	$36.89	1,441,729

Equity compensation plans not approved by security holders	None	N/A	None

Total	228,690	$36.89	1,441,729

(a)
The shares shown as being issuable under equity compensation plans approved by our security holders excludes restricted stock awards as these shares are deemed to have been issued. In addition to the above, there were 128,029 shares of nonvested restricted stock as of December 31, 2012.

(b)
The shares shown as remaining available for future issuance under equity compensation plans is reduced for cash-settled stock appreciation rights (“SARs”).  Although, these cash-settled SARs will not result in the issuance of shares, the number of cash-settled SARs reduces the number of shares available for other awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to transactions during 2012 through the date of this statement, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, executive officers and persons who own more than 10% of our equity securities have been complied with, except that Form 4’s to report equity awards granted to our executive officers (Messrs. Gallagher, Levy, Allard, Bauer, Bricker and Sheldon) in March 2013 were reported two days late. In addition, the exercise of stock options and sale of shares by Scott Sheldon in December 2012 was reported two days late. In April 2013, Mr. Levy filed a late Form 4 to report the disposition of shares of restricted stock which resulted from the cancellation of shares to satisfy tax withholding obligations upon the vesting of restricted stock in October 2012.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our by-laws provide that there shall be seven directors.  Each year, all members of our board of directors are to be elected.  All directors serve for a one-year term.

The following table sets forth certain information with respect to our board of directors as of April 15, 2013:

Name	Age	Position	Director Since (1)
Maurice J. Gallagher, Jr.	63	Chief Executive Officer, Chairman of the Board	2001
Montie Brewer (2)(3)	55	Director	2009
Gary Ellmer (3)(4)	59	Director	2008
Timothy P. Flynn (2)(3)	62	Director	2006
Linda A. Marvin (3) (4) (5)	51	Director	2013
Charles Pollard (4)	55	Director	2009
John Redmond (2)(4)	53	Director	2007

(1)	Each director serves for a one-year term with all directors being elected at each stockholders’ meeting.

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

(4)	Member of the Audit Committee

(5)	Ms. Marvin was added to the Audit Committee and Nominating Committee in April 2013.

Nominees for Election as Directors

All of our directors are to be elected at this annual meeting.  The nominating committee of our board of directors has recommended, and our board of directors has approved, the nomination of all existing board members for reelection for a one-year term expiring in 2014.  Each elected director will hold office until his term expires and until his successor is duly elected and qualified.

It is the intention of the persons named in the accompanying proxy form to vote for the election of all nominees unless otherwise instructed.  If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

Below are the principal occupations and business experience, for at least the past five years, of each nominee.  In addition, experience and qualifications is provided below which led the board of directors to conclude that each person should serve on the board:

Maurice J. Gallagher, Jr. has been actively involved in the management of our company since he became our majority owner and joined our board of directors in 2001. He has served as our chief executive officer since 2003 and was designated Chairman of the Board in 2006. Prior to his involvement with Allegiant, Mr. Gallagher devoted his time to his investment activities, including companies which he founded. One of these companies was Mpower Communications Corp., a telecommunications company, for which he served as acting chief executive officer from 1997 to 1999 and as chairman of the board from its inception in 1996 until 2002. Mr. Gallagher was one of the founders of ValuJet Airlines, Inc. (the predecessor of  AirTran Holdings, Inc.) and served as an officer and director of ValuJet from its inception in 1993 until 1997. From 1983 until 1992, Mr. Gallagher was a principal owner and executive of WestAir Commuter Airlines.

Montie R. Brewer was elected to our board in October 2009.  Mr. Brewer was elected to the board mid-term at the recommendation of our chief executive officer.  Mr. Brewer served in senior management roles for Air Canada from 2002 until April 2009, serving as its president and chief executive officer from December 2004 until April 2009.  Air Canada filed for bankruptcy protection in 2003.  Mr. Brewer served on the board of directors of Air Canada from 2002 until April 2010.  Prior to Air Canada, Mr. Brewer served as senior vice president-planning for United Airlines and previously worked at Northwest Airlines, Republic Airlines, Braniff and TransWorld Airlines, beginning his employment in the airline industry in 1981.  Mr. Brewer served as an executive officer of United Airlines from 1988 until 2002.  Mr. Brewer has also served as a director of Aer Lingus, an airline, since January 2010.

Mr. Brewer’s prior experience as chief executive officer of Air Canada for more than four years and his more than 28 years in management positions at multiple airlines provide the background for a conclusion that he is a valuable addition to our board.

Gary Ellmer was elected to our board in May 2008.  Mr. Ellmer served in senior management positions for ATA Airlines from September 2006 until February 2008, serving as chief operating officer from September 2007 until February 2008.  ATA filed for Chapter 11 bankruptcy protection in April 2008.  From April 2006 until August 2006, Mr. Ellmer served as vice president, business development for American Eagle Airlines and served as president and chief operating officer of Executive Airlines/American Eagle Caribbean from 2002 until 2006.  From 1998 until 2002, he served in various officer positions for American Eagle Airlines, Business Express Airlines and WestAir Commuter Airlines.

Mr. Ellmer’s service as chief operating officer of three airlines and more than 26 years of experience in the airline industry provide significant experience with regard to airline operations to support a conclusion that he should continue to serve on our board.

Timothy P. Flynn was elected to our board in 2006. Since 1992, Mr. Flynn has devoted his time to his private investments. Mr. Flynn was one of the founders of ValuJet Airlines, Inc. and served as a director from its inception in 1992 until 1997. From 1982 until 1992, he served as an executive officer and director of WestAir, a commuter airline, which he founded with Mr. Gallagher in 1982. From 1979 to 1982, he served as an executive officer of Pacific Express Holding, Inc., the parent company of WestAir Commuter Airlines.

Mr. Flynn is well suited to serve as a director due to his prior experience as an executive officer of WestAir and his role as a founder of ValuJet.  In addition, he has served as a director of ours for seven years, providing valuable insight to us through our initial public offering and substantial growth since that time.

Linda A. Marvin was elected to our board in January 2013.  Ms. Marvin served as chief financial officer of the Company from 2001 until 2007 and consulted with the Company on a part-time basis until May 2008. Since then, Ms. Marvin has dedicated her time to philanthropic activities and her private investments.  She has served as an officer of The Animal Foundation since January 2010 and has since February 2013 served as its chairman. She is also an active member of the United Way's Women's Leadership Council. From 1996 through 2001, Ms. Marvin held various management positions for Mpower Communications, including chief financial officer and senior vice president of finance. Prior to that, she was involved in the airline industry in various finance and accounting roles with Business Express/Delta Connection and with WestAir Commuter Airlines and earlier in her career, served an audit manager with KPMG Peat Marwick.

Ms. Marvin’s experience as chief financial officer of the Company and her background in the airline industry add valuable knowledge to our board.

Charles W. Pollard was elected to our board in June 2009.  Mr. Pollard served in various executive positions for Omni Air International from 1997 until July 2009, including as its president and chief executive officer from January 2007 until September 2008. Prior to his employment with Omni Air International, Mr. Pollard served in various executive positions for World Airways from 1987 until 1997, including as president and chief executive officer from 1993 to 1997.  Mr. Pollard began his career as an attorney in the corporate practice group of Skadden, Arps, Slate, Meagher & Flom LLP from 1983 to 1987.  Mr. Pollard has also served as a director of Air Partner, PLC since June 2009 and as a director of Aircastle Limited from June 2011 until May 2012.

Mr. Pollard’s experience as chief executive officer of both Omni Air International and World Airways and his corporate law background provide a skill set of particular value to our board.

John Redmond was elected to our board in October 2007.  Since January 2013, Mr. Redmond has served as managing director and chief executive officer of Echo Entertainment Group, Ltd., a gaming and hospitality company.  From 2007 until January 2013, Mr. Redmond devoted his time to his private investments.  Mr. Redmond served as president and chief executive officer of MGM Grand Resorts, LLC and a director of its parent company, MGM Mirage, from 2001 until August 2007.  Prior to that, he served as co-chief executive officer and a director of MGM Grand, Inc. from December 1999 to March 2001.  He was president and chief operating officer of Primm Valley Resorts from March 1999 to December 1999 and senior vice president of MGM Grand Development, Inc. from August 1996 to February 1999.  He served as vice-chairman of MGM Grand Detroit, LLC from 1998 to 2000 and chairman from 2000 until August 2007.  Prior to 1996, Mr. Redmond was senior vice president and chief financial officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc.  Mr. Redmond has served as a director of Vail Resorts, Inc. since March 2008, of Tropicana Las Vegas Hotel and Casino, Inc. since July 2009 and of Echo Entertainment Group Limited since September 2011.

Mr. Redmond’s prior experience as chief executive officer of MGM entities and extensive prior experience with other resorts provide a travel industry perspective not shared by the other members of our board.  With the importance of ancillary revenue to our profitability and with the sale of hotel rooms being the largest individual component of our third party ancillary revenue, Mr. Redmond’s input is particularly valuable to our board.

Timothy Flynn is the uncle of Scott Sheldon, our chief financial officer.  Other than that, none of our current directors is related to any other director or to any executive officer of ours.

Our board of directors recommends that stockholders vote FOR each of the nominees to our board of directors.  Please note that proxies cannot be voted for more than seven directors.

Director Independence

Our board of directors has determined that all of our directors other than Maurice J. Gallagher, Jr., are independent under the rules of the Nasdaq Stock Market.  As Mr. Gallagher does not serve on any of the board’s committees, all committee members are independent under the rules of the Nasdaq Stock Market.

Committees of the Board of Directors

We have a standing audit committee, compensation committee and nominating committee.  Each committee has the right to retain its own legal and other advisors.

Audit Committee

The audit committee is currently comprised of Gary Ellmer, Linda Marvin, Charles Pollard and John Redmond, each of whom is independent under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market listing standards.  John Redmond has been identified as the audit committee financial expert.  Ms. Marvin was added to the Audit Committee in April 2013 and, as a result, is not a signatory to the Audit Committee Report included in this Proxy Statement with respect to our 2012 financial statements. Our audit committee met five times during the 2012 year.

Our board of directors has adopted a charter for the audit committee setting forth the structure, powers and responsibilities of the audit committee. A copy of the audit committee charter can be found on our website at www.allegiant.com by clicking on “About Allegiant”, then “Investor Relations”, then “Corporate Governance” and then “Committee Charters”.  Pursuant to the charter, the audit committee will be comprised of at least three members appointed by the board of directors, each of whom shall satisfy the membership requirements of independence, financial literacy or accounting or financial expertise as prescribed by applicable rules.

The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management.

Compensation Committee

The compensation committee is comprised of Messrs. Brewer, Flynn and Redmond, each of whom is a non-employee director and is independent under the Nasdaq Stock Market listing standards.  Our compensation committee formally met two times during 2012.

Our board of directors has adopted a charter for the compensation committee setting forth the structure, powers and responsibilities of the compensation committee.  A copy of the charter of the compensation committee can be found on our website at www.allegiant.com by clicking on “About Allegiant”, then “Investor Relations”, then “Corporate Governance” and then “Committee Charters.”

The compensation committee determines our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and certain other employees. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants and administers our long-term incentive plan. Our chief executive officer and chairman of the board, Maurice J. Gallagher, Jr., provides input to the compensation committee in making compensation decisions for our other executive officers.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee ever served as officers or employees of our company.  No interlocking relationship existed during the 2012 year between any executive officer of ours and the board of directors or compensation committee of another company.

Messrs. Flynn and Redmond own minority interests as limited partners in a limited partnership which owns the buildings leased to us for our corporate headquarters.  See “Related Party Transactions” for a description of the ongoing leases between this limited partnership and us.

Nominating Committee

The nominating committee is authorized and empowered to submit to the entire board of directors for its approval the committee’s recommendations for nominees to the board of directors.  The nominating committee consists of Montie Brewer, Gary Ellmer, Timothy Flynn and Linda Marvin.  All of the current members of our nominating committee are independent under the rules of the Nasdaq Stock Market.  Ms. Marvin was added to the Nominating Committee in April 2013. Our nominating committee met one time during the 2012 year.

The responsibilities of the nominating committee are to identify individuals qualified to become board members, recommend director nominees to the board of directors prior to each annual meeting of stockholders and recommend nominees for any committee of the board. A copy of the charter of the nominating committee can be found on our website at www.allegiant.com by clicking on “About Allegiant”, then “Investor Relations”, then “Corporate Governance” and then “Committee Charters”.

To fulfill its responsibilities, the nominating committee will periodically consider and make recommendations to the board regarding what experience, talents, skills and other characteristics the board as a whole should possess in order to maintain its effectiveness.  In determining whether to nominate an incumbent director for reelection, the nominating committee will evaluate each incumbent’s continued service, in light of the board’s collective requirements, at the time such director comes up for reelection.  When the need for a new director arises (whether because of a newly created board seat or vacancy), the nominating committee will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates.  The nominating committee will review the qualifications of each candidate.  Final candidates generally will be interviewed by our chairman of the board and one or more other board members.  The nominating committee will then make a recommendation to the board based on its review, the results of interviews with the candidate and all other available information.  Our board makes the final decision on whether to invite the candidate to join the board.

The nominating committee’s charter provides general qualifications nominees should meet.  These qualifications include the following:

•
Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders.  They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.  We endeavor to have a board representing experience in areas that are relevant to our business activities.

•
Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the board for an extended period of time.  Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, which would reasonably be expected to adversely affect his or her ability to perform the duties of a director.

•
A director should disclose the director’s consideration of new directorships with other organizations so that the board can consider and express its views regarding the impact on the director’s service to us.  The nominating committee and the board will consider service on other boards in considering potential candidates for nomination to stand for election or re-election to our board.  Current positions held by directors may be maintained unless the board determines that doing so would impair the director’s service to our board.

Any stockholder may nominate a person for election as a director at a meeting of stockholders at which the nominating stockholder is entitled to vote by following certain procedures.  These procedures generally require that certain written information about the nominee and nominating stockholder be delivered or mailed and received at our principal executive offices, to the attention of our corporate secretary, not less than 120 calendar days in advance of the date of the notice of annual meeting released to stockholders in connection with the previous year’s annual meeting of stockholders.

In addition, the nominating committee will consider for inclusion in the board’s annual slate of director nominees candidates recommended by significant, long-term stockholders.  A significant long-term stockholder is a stockholder, or group of stockholders, that beneficially owned more than 5% of our voting stock for at least two years as of the date the recommendation was made and at the record date for the stockholder meeting.  In order for such a nominee to be considered for inclusion with the board’s slate, the nominating stockholder shall submit a timely nomination notice in accordance with the procedures above.  The nominating stockholder should expressly indicate in the notice that such stockholder desires that the board and nominating committee consider the stockholder’s nominee for inclusion with the board’s slate of nominees for the meeting.  The nominating stockholder and stockholder’s nominee should undertake to provide, or consent to our obtaining, all other information the board and nominating committee request in connection with their evaluation of the nominee.

A stockholder nominee submitted for inclusion in the board’s slate of nominees should meet the criteria for a director described above.  In addition, in evaluating stockholder nominees for inclusion with the board’s slate of nominees, the board and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat, taking into account the then-current composition of our board.  The nominating committee would expect to use the same procedures to evaluate nominees for director whether recommended by a stockholder or recommended by another source.  To date, we have not received any board nominee recommendations from stockholders.

Our board has determined that we are benefited by having a small board with directors with substantial relevant industry experience.  The board does not anticipate any imminent changes to the composition of the board, but expects the nominating committee to consider diversity as well as relevant industry experience in identifying nominees for director in the future.

The nominating committee continues to evaluate its policies and procedures regarding stockholder nominations in light of changing industry practices and regulation.  The policies and procedures described above are subject to change.

Meetings of our Board of Directors

Our board of directors met nine times during the 2012 year.  Each of our incumbent directors attended at least 75% of the total of all board and committee meetings he was entitled to attend during the 2012 year.  It is our policy to encourage board members to attend each annual meeting of stockholders so that the board is adequately represented.  One of our directors attended our annual stockholders’ meeting in 2012.

Independent members of our board may be contacted by letter directed to the named member in care of Allegiant Travel Company, Corporate Secretary, 8360 S. Durango Drive, Las Vegas, Nevada 89113.  The sealed envelope will be sent on to the addressee by our corporate secretary.

Board Leadership Structure

We believe our chief executive officer, Maurice Gallagher, Jr., is best suited to serve as chairman of the board as he is our largest stockholder, and he has led the development and implementation of our business strategy since he acquired a majority interest in the Company in 2001.  As chairman and chief executive officer, Mr. Gallagher provides clear direction for both the operations of our Company and board deliberations, and as a result of his stock ownership position and his service without any base compensation, his interests are fully aligned with those of our stockholders.  Although we do not have a lead independent director, the independence and extensive relevant industry experience of all of our other directors provide balance and an appropriate check on the governance of our Company.  The independent directors meet outside the presence of Mr. Gallagher on a quarterly basis with the chairmanship of the meeting rotating among the independent directors.  Further, it is important to note that all of our directors are elected annually, the board receives updates on our operating strategies from the chief executive officer and other members of senior management at each quarterly board meeting and financial information is provided to directors on a monthly basis.

Risk Oversight

While risk management is the primary responsibility of our management team, our board of directors is regularly involved in the oversight of the most material risks faced by us and monitors areas of risk as a routine board agenda item.  Of the seven members on the board, six are independent directors, and each of these six has extensive experience in managing companies in the travel industry.  In particular, five of the independent directors have each served more than ten years in executive or finance positions with airlines.  The other independent director has served more than ten years in executive positions in the resort and casino industry.  Bringing this exceptional depth of experience, the board is involved with all critical decisions regarding strategic direction, choice of aircraft, significant aircraft purchase transactions, finance transactions, fuel hedging opportunities, any merger and acquisition opportunities and any other material Company decisions outside of the ordinary course of our operations.

One area of risk oversight relates to our operations and the maintenance and safety of our aircraft.  In this regard, we have arranged for two of our independent directors to regularly meet with our operations and maintenance personnel and to report back to the board.  In addition, our senior vice president, operations makes a presentation to the board at each quarterly board meeting.  The airline experience of our board allows it to meaningfully participate in the oversight of this risk area.

Our board committees, which are comprised solely of independent directors, also participate in risk oversight.

The audit committee oversees risks related to our financial reporting and internal controls with quarterly meetings, including private sessions with our outside auditing firm, our internal audit personnel and management responsible for financial accounting.  Audit committee approval is also required for any related party transactions.

Our board, and the compensation committee in particular, manages the risk inherent in our compensation programs.  Our board believes the risk associated with our compensation programs has been reduced to a large extent as management’s interests are aligned with those of our stockholders since the bonus plan is based on Company profitability, the value of option and stock appreciation right grants is based on stock price appreciation and the vesting schedule associated with stock grants incentivize long-term growth and not short-term risk taking.  In addition, the majority of executive compensation is paid through cash bonuses and equity grants under our bonus program which is tied to our profitability.  Further, our stockholders have not suffered any dilution from equity grants as the number of shares repurchased by us under stock repurchase plans has exceeded the number of shares subject to equity grants.

Even when the oversight of a specific area of risk has been delegated to a committee, the full board may maintain oversight over such risks through regular reports from the committee to the full board.

Code of Ethics

We have adopted a Corporate Code of Conduct and Ethics (the "Code of Ethics") that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to other directors, officers and employees of ours. The Code of Ethics is posted on our website (www.allegiant.com) and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to our outside counsel: Robert B. Goldberg, Ellis Funk, P.C., 3490 Piedmont Road, Suite 400, Atlanta, Georgia 30305. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website.

BOARD AUDIT COMMITTEE REPORT

The audit committee reports to our board of directors and is responsible for, among other things, considering the appointment of our independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls and discussing our financial statements and other financial information with management and the independent auditors. The audit committee acts under a written charter adopted and approved by our board of directors.  Our board of directors has determined that none of the members of the audit committee has a relationship with our Company that may interfere with the audit committee’s independence from our Company and management.

Management has primary responsibility for the financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit our financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows prepared in accordance with accounting principles generally accepted in the United States of America and discuss with the audit committee any issues they believe should be raised.  Our independent auditors also issue an opinion as to the effectiveness of our internal control over financial reporting.

In connection with the preparation and filing of our annual report on Form 10-K for the year ended December 31, 2012:

(1)
The audit committee reviewed and discussed our audited financial statements with management.  Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

(2)
The audit committee discussed with Ernst & Young, LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards Vol. 1.  AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3)
The audit committee received the written disclosures and the letter from Ernst & Young, LLP required by the applicable requirement of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with Ernst & Young, LLP the independence of that firm as our independent auditors. All audit and non-audit services provided by Ernst & Young, LLP were reviewed by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

(4)
Based on the audit committee’s review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Gary Ellmer	Charles W. Pollard	John Redmond

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of April 15, 2013, are as follows:

Name	Age	Position
Maurice J. Gallagher, Jr.	63	Chief Executive Officer and Chairman of the Board
Andrew C. Levy	43	President
Scott Sheldon	35	Senior Vice President, Chief Financial Officer
Scott M. Allard	45	Senior Vice President, Chief Information Officer
Kris B. Bauer Jude I. Bricker	49 39	Senior Vice President, Operations Senior Vice President, Planning

Maurice J. Gallagher, Jr. - as a director, biographical information on Mr. Gallagher is located above.

Andrew C. Levy has served as an officer of Allegiant since 2001 and has served as our president since October 2009. He also served as our chief financial officer from October 2007 until May 2010. From 1998 to 2001, Mr. Levy held various management positions at Mpower Communications. From 1996 to 1998, Mr. Levy worked on airline advisory and transactional work as a vice president with Savoy Capital, an investment company focused on the aviation sector. From 1994 to 1996, Mr. Levy held various positions with ValuJet Airlines.

Scott Sheldon has served as our chief financial officer since May 2010, having served as our principal accounting officer from October 2007 until May 2010. Prior to that, Mr. Sheldon served as our director of accounting from May 2005 and as our accounting manager from 2004 until May 2005. From 2001 until January 2004, Mr. Sheldon worked as a certified public accountant for the Perry-Smith, LLP regional public accounting firm in Sacramento, California.

Scott M. Allard was hired as our senior vice president, chief information officer in March 2011.  Mr. Allard worked as an independent consultant from July 2009 until December 2010, primarily for TheLadders.com (an Internet job search board) and Register.com (an Internet registrar) before beginning a consulting role for us.  Mr. Allard served as vice president, chief information officer, of Spirit Airlines from February 2006 until June 2009.  Previously, he served as vice president, technology of Travelworm, an online travel company, from 2004 until 2006.  Prior to that, he held positions as application product manager for American Express and director of development for Priceline.com.

Kris B. Bauer was hired as our senior vice president, operations in May 2010.  From 1996 until May 2010, Mr. Bauer worked for Northwest Airlines and its successor Delta Airlines, serving as senior vice president of technical operations from November 2004 until May 2010. Mr. Bauer was senior vice president of technical operations for Northwest Airlines when it filed for bankruptcy protection in September 2005.  Mr. Bauer's previous positions for Northwest Airlines included service as vice president, base operations and managing director, finance and planning. Prior to joining Northwest Airlines, Mr. Bauer held positions with United Airlines and The Boeing Company.

Jude I. Bricker was promoted to senior vice president, planning in April 2012, having served as vice president, corporate finance from April 2010 until April 2012 and in other positions for us since he joined Allegiant in May 2006. From August 2004 until May 2006, Mr. Bricker was employed by American Airlines. Mr. Bricker served in the U.S. Marines from 1996 to 2002.

      Scott Sheldon is the nephew of our board member, Timothy Flynn. None of our other executive officers is related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures in this proxy statement.

Our compensation committee is responsible for establishing and implementing our compensation philosophy.  We seek to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.  Our compensation committee is appointed by our board of directors.  Under the compensation committee charter, our compensation committee has responsibility for determining the compensation for our chief executive officer and for any of our other executive officers with a base salary of $200,000 or more.  Our compensation committee also approves equity grants under our long-term incentive plan.

Compensation Philosophy and Objectives

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to retain the executive team that has been in place for several years, to attract additional talented people to become employed, to provide annual cash incentives upon achievement of measurable corporate performance objectives, and to assure executives' incentives are aligned with stockholder value creation. To achieve these objectives, the compensation committee maintains compensation plans that tie a significant portion of executives' total compensation to our financial performance (specifically to our operating margin). Overall, the total compensation opportunity is intended to create an executive compensation program: (i) providing for base compensation at reasonable levels, and (ii) rewarding our named executive officers for profitable performance and increased share value.

Our chief executive officer, Maurice J. Gallagher, Jr., has a substantial equity position. Historically, he has chosen to serve without any base salary whatsoever and expects to continue to serve without base salary into the future. In 2012, the compensation committee included Mr. Gallagher in the allocation of the cash bonus pool and also granted him stock-based awards to reward him for our company's industry-leading profit margins.  Whether Mr. Gallagher will participate in future equity grants and the annual cash bonus will be determined in the discretion of the compensation committee from year to year and will depend, among other factors, on our profitability in relation to our expectations.

Although we do not benchmark total compensation or any material element of compensation against any other particular company or group of companies, we do consider executive compensation and operating margin levels at other airlines and on-line travel agencies in gauging the reasonableness of each element of the compensation package for our executive officers.  In particular, in determining cash bonus allocations and equity grants, we compare our executive compensation against averages of other airlines and on-line travel agencies in base salary levels, cash bonus amounts, cash bonus as a percentage of base salary, value of equity awards and total compensation in dollar amounts and in relation to the operating margin achieved by each company.  As we are focused on low costs as a company, our philosophy is to provide for lower than industry prevailing rates of base compensation but with opportunity to benefit from profitable operations in the form of cash bonuses and from stock value increases through equity awards.  The compensation philosophy employed has been implemented by us without use of any outside compensation consultants.

As our stockholders approved our executive pay policies by a wide margin at our 2011 stockholders meeting, we have not implemented any changes to our pay policies in response to the stockholder vote.

Mr. Gallagher makes recommendations to the compensation committee with respect to the portion of the cash bonus pool payable and granting of stock-based awards to other executive officers. The compensation committee typically asks Mr. Gallagher to participate in its deliberations concerning approval of cash bonuses payable to and stock awards granted to these executive officers.

Mr. Gallagher and Andrew Levy, our president, participate in making recommendations to the compensation committee with respect to the total amount of cash bonuses to be paid, the allocation of the bonus pool among other officers and key employees of our company and the granting of stock-based awards to other officers and key employees.

The compensation committee members consider the recommendations from management and also draw on the committee members' and the chief executive officer's substantial experience in managing companies in approving bonus levels and stock-based awards.

We structure our executive compensation program to deliver the majority of remuneration through incentives that drive both operating results and long-term value.  During 2012, the substantial majority of each executive officer’s pay was at risk as 80% or more of each executive’s pay was payable under the cash bonus plan or long-term stock incentives.  The mix of components comprising 2012 compensation for the named executive officers in this proxy statement is illustrated below:

Name & Principal Position	Base Salary	Cash Bonus	Long-term Incentive	All other compensation
Maurice J. Gallagher, Jr., Chairman and Chief Executive Officer	-	26%	70%	3%
Andrew C. Levy, President	15%	41%	43%	2%
Scott Sheldon, Senior Vice President and Chief Financial Officer	17%	39%	41%	2%
Kris B. Bauer, Senior Vice President, Operations	18%	39%	41%	2%
Jude I. Bricker, Senior Vice President, Planning	13%	34%	51%	2%

Compensation Components

Compensation is broken out into the following components:

Base Salary.  Mr. Gallagher does not receive a base salary. In connection with his promotion to president in October 2009, Mr. Levy’s base salary was established at an amount negotiated between the Company and Mr. Levy.  In February 2013, Mr. Levy entered into a new employment agreement which provided for an increase in his base salary.  Mr. Bauer’s base salary was established through negotiations with him at the time of his employment in May 2010.  As no other executive officer has a base salary of $200,000 or more, the base salary levels of other officers do not require compensation committee approval.

Annual Discretionary Incentive Bonus Program.  We structure our annual bonus compensation program to reward named executive officers, other management employees (our vice presidents, director level employees and managers) and other employees for our successful performance and each individual's contribution to that performance. For 2012, we decided to pay bonuses to all employees employed prior to October 2012 in light of our strong profitability for the year. However, line pilots and flight dispatchers were excluded from bonus payments due to the new pay scales agreed to with those groups and implemented in recent years.  Depending on our profitability, cash bonuses may constitute a significant portion of our employees' total compensation. No cash bonus is earned unless our operating income exceeds 5% of our revenue for the year and, in that event, the total bonus pool (including the value of equity grants constituting part of incentive compensation) will not exceed 10% of operating income. The final annual bonus pool amount is determined by our compensation committee after consideration of management recommendations and after the completion of the audit of our financial statements. The allocation of the bonus pool among groups of eligible employees and, for executive officers and other key employees, the division of the incentive compensation between cash and equity grants, are approved by the compensation committee without regard to any objective, predetermined individual performance criteria. The compensation committee relies significantly on the recommendation of our chief executive officer with respect to the participation level of our president and on executive management recommendations with respect to the bonus allocations for other employee groups and equity grants for other officers and managers.

For financial statement reporting purposes, the bonus is accrued throughout each year based on an estimated payment amount. Under our program, our named executive officers are eligible to share in the bonus pool in amounts determined after the end of each year. Compensation committee approval is required for our chief executive officer and other executive officers with an annual base salary of $200,000 or more.  Generally, payments under this cash bonus program are contingent upon continued employment through the actual date of payment.  However, in light of income tax rate considerations and our strong profitability in 2012, the compensation committee approved the payment of a significant portion of our executives’ cash bonuses before the end of 2012.

Long-Term Incentive Program.  We believe that long-term performance is achieved through an equity ownership culture that encourages long-term performance by our executive officers. Although our chief executive officer maintains a substantial equity stake in our company, the compensation committee has decided to provide him with grants of stock-based awards to reward him for the successful operating results of our company and to further incentivize him to seek additional stock price growth.

The compensation committee considers stock-based awards as part of the discretionary incentive program to our executive officers each year at the time the cash bonus allocations are finalized after the completion of the audit for the year.  The total compensation expense attributable to cash bonuses and equity grants under the discretionary incentive bonus program will not exceed 10% of our operating income for the prior year.  Strike prices for options or stock appreciation rights (SARs) are established based on the market value of our stock at the time of grant when the final compensation decisions are made for the year.  This will typically occur in February or March following the end of each year.  Other than this annual evaluation of stock-based grants, we would typically only consider additional stock-based grants coincident with a new hire or promotion of management personnel.

Stock-based awards vest over a three year period to encourage continuing employment by the executive officers.  Grants of stock options and stock appreciation rights have a five year term to further encourage the officers to seek stock value appreciation over a period of time.

The awards are set at amounts determined by the compensation committee to achieve a balance between meaningful incentives to our executive officers and reasonable compensation expense for our company. The compensation committee considers the current value of prior and newly granted awards, but does not target any particular weighting in comparison with the total compensation of each executive officer. Nor do we have a policy or target for the allocation between either cash and non-cash compensation or short-term and long-term incentive compensation.  However, in determining 2012 compensation for all executive officers other than our chief executive officer, the compensation committee approved payment of approximately 50% in cash and 50% in the value of equity grants.  Our chief executive officer received a substantially higher percentage of his incentive compensation by way of equity grants.

In February 2012, restricted stock was granted to executive officers as part of their 2011 compensation package.  Other than that, the only grant of stock-based awards to executive officers during 2012 was a restricted stock award to Jude Bricker in connection with his promotion to senior vice president, planning, in April 2012.

In March 2013, we granted equity awards, consisting of restricted stock, cash-settled stock appreciation rights and stock options, to our named executive officers as part of their 2012 compensation package.  As all of these equity awards provide for a three-year vesting period, the compensation to the executive officers remains at risk subject to their continuing employment with us.  In the case of equity awards constituting a portion of the incentive compensation for all of our officers for 2012, approximately 40% to 50% of the value of the equity awards was granted in the form of stock options or stock appreciation rights, the entire value of which is at risk since the value of these equity grants will be based on appreciation in our stock price.  This further aligns our officers’ interests with the objective of increasing value to our stockholders.

The compensation committee also considers the impact each equity grant will have on the future earnings of our company and dilution of our stockholders. The stock grants during the past several years have not been dilutive to our stockholders as the number of shares of stock repurchased by us in the open market under our stock repurchase plans have far exceeded the number of shares subject to equity grants under our long-term incentive plan.

We do not have any guidelines for security ownership of management, nor do we restrict any individual executive’s ability to hedge the economic risk of stock ownership.

Other Compensation.  Our officers participate in employee benefits generally available to our full-time employees. We have no current plans to make changes to the levels of benefits and perquisites provided for our named executive officers.

401(k) Plan.  We maintain a 401(k) retirement plan that qualifies as a defined contribution plan under Internal Revenue Code section 401(a) and includes a cash or deferred arrangement that qualifies under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. We make matching contributions for active participants equal to 100% of their permitted contributions, up to a maximum of 5% of the participant's annual salary. Eligible employees are immediately 100% vested in their individual contributions and “safe harbor” matching contributions.

Compensation Risk. The compensation committee has determined that our compensation programs do not pose significant risk to our Company as management’s interests are aligned with those of our stockholders.  Except for those employee groups with whom we have reached a separate agreement on compensation, all employees are eligible to participate in the cash bonus program such that employees in any group or function are not included to the exclusion of employees in any other group or function. Further, the bonus pool depends on Company-wide profitability such that rewards are based on the common goal of profitability. While the cash bonus program encourages short-term profitability, equity based grants to management employees under the long-term incentive plan encourage long-term success further reducing compensation risk.

Current Frequency of Shareholder Advisory Votes on the Compensation of Our Named Executive Officers.  Our board of directors has determined to include a stockholder advisory vote on the compensation of our named executive officers in our proxy materials every three years.  In making this determination, our board considered the outcome of the “say on pay frequency” advisory vote at the 2011 stockholders’ meeting. Although a slight majority of the votes of our stockholders were cast at the 2011 annual meeting in favor of holding an annual, non-binding advisory vote on executive compensation, more than 46% of the votes cast on the non-binding advisory “say on pay frequency” proposal were voted in favor of holding the non-binding advisory “say on pay” vote every three years. Further, our board considered (i) the advantage of a longer term perspective that a triennial vote would bring, in light of the significant equity component of our compensation program with vesting over three or more years, the value of which is directly linked to share price performance; (ii)  that a vote every three years provides a longer term compensation history and business performance track record against which to measure management's strategic long-term business decisions and more frequent votes may focus undue attention on the particular year being reported as opposed to the longer term focus we are seeking to achieve through our compensation policies; and (iii) the approval of our compensation program evidenced by the stockholders’ 2011 advisory “say on pay” vote on compensation.

Therefore, the next stockholder advisory vote on the compensation of our named executive officers is scheduled to occur at our 2014 annual meeting of stockholders.  The next required say on pay frequency vote is currently scheduled for our 2017 annual meeting of stockholders.

Compensation of Named Executive Officers and Other Information

The following table shows the cash compensation paid or to be paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2012, 2011 and 2010 to our named executive officers:

SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($) (2)	Option/SAR Awards ($) (3)	All Other Compensation(4)	Total
Maurice J. Gallagher, Jr.	2012	—	$200,000	$265,437	$264,533	$25,236	$755,206
Chief Executive Officer	2011	—	—	500,000	—	—	500,000
	2010	—	170,000	—	157,232	7,500	334,732

Andrew C. Levy (5)	2012	285,000	775,000	411,368	410,032	29,510	1,910,910
President, Chief Financial Officer	2011	285,000	615,000	615,020	—	—	1,515,020
	2010	285,000	726,750	—	524,106	28,445	1,564,301

Kris B. Bauer (7)	2012	200,000	425,000	270,722	179,891	17,808	1,093,421
Senior Vice President, Operations	2011	200,000	300,000	300,000	—	—	800,000
	2010	122,820	238,000	511,500	288,249	—	1,160,569

Jude I. Bricker (7)	2012	165,625	425,000	449,462	179,891	23,703	1,243,681
Senior Vice President, Planning

Scott Sheldon (8)	2012	187,500	425,000	270,722	179,891	23,025	1,086,138
Senior Vice President, Chief Financial Officer and Principal Accounting Officer	2011	175,000	300,000	300,000	—	—	775,000
	2010	154,375	354,000	127,875	235,838	3,750	875,838

(1)
The above tables do not include a column for change in pension value and nonqualified deferred compensation earnings as none of the named executive officers received any such compensation in the years disclosed.  Cash bonuses are reported in the year to which they relate, but are paid no later than the end of the first quarter of the following year.  Equity grants constituting part of the incentive bonus plan are reported in this table in the year to which they relate.  Other equity grants are reported in the year of grant. In our proxy statements for prior years, we reported all equity grants as compensation in the year of grant. We changed to the current presentation to better portray the compensation package received by our named executive officers with respect to each year. As we adjusted the prior years’ compensation reflected in the above summary compensation table to be consistent with the current year presentation for 2012, the above table will not reflect the same equity compensation amounts for 2011 and 2010 which were reported in our prior years’ proxy statements.

(2)
Represents the grant date fair value of restricted stock awards granted, as calculated in accordance with stock-based compensation accounting standards.  The fair value of each of these awards is based on the closing share price of the Company’s stock on the grant date.  Although the table above indicates the full grant date value of the awards in the year which the compensation is considered, the restricted stock granted vests over a three-year period.

(3)
Represents the grant date fair value of option and SAR awards granted, as calculated in accordance with stock-based accounting standards.  The fair value of these awards is determined under the Black-Scholes option pricing model.  The assumptions used in the Black-Scholes option pricing model for these awards included in 2012 compensation are a weighted average volatility of 32.4%, expected term of 3.5 years, risk-free interest rate of 0.6% and no expected dividends.  For the assumptions used for purposes of determining the value of these awards included in 2011 or 2010 compensation, please refer to Note 12 to our consolidated financial statements for the year ended December 31, 2012. Although the table above indicates the full grant date value of the awards in the year which the compensation is considered, the options and SARs granted vest over a three-year period.

(4)
All Other Compensation consists of our matching contributions under the 401(k) plan for all officers and cash dividends paid in 2012 and 2010 on shares of unvested restricted stock.  No dividends were paid in 2011 on shares of unvested restricted stock.  No amount is included in this column for the value of all perquisites and personal benefits, including flight benefits, as these benefits did not exceed $10,000 for any executive officer.

(5)	Mr. Levy served as chief financial officer from October 2007 until May 2010 and has served as president since October 2009.

(6)	Mr. Bauer was hired as our senior vice president, operations in May 2010. The salary shown for Mr. Bauer for 2010 is for the period from his hire date in May 2010 through the end of the year.

(7)	Mr. Bricker was promoted to senior vice president, planning in April 2012. Compensation for years prior to 2012 is not shown as he did not serve as an executive officer during such periods.

(8)	Mr. Sheldon has served as our principal accounting officer since October 2007 and was promoted to chief financial officer in May 2010.

Mr. Gallagher serves without base compensation as a result of his substantial equity interest.  In 2012, Mr. Gallagher received equity grants and an allocation under our annual cash bonus program as a reward for our profitability achievements.

Mr. Levy’s base salary was established at $285,000 per year in connection with his promotion to president in October 2009. Under the employment agreement entered into at that time, Mr. Levy received grants of restricted stock and stock appreciation rights reflected in the table of plan-based awards below, participates in our annual bonus program and is eligible to participate in future equity grants. Mr. Levy entered into a new employment agreement which became effective in February 2013.

Mr. Sheldon’s base salary was established upon the recommendation of executive management and is reviewed from year to year.  Mr. Bauer’s base salary level was based on negotiations at the time of his employment in May 2010 and is reviewed from year to year.  Mr. Bricker’s base salary was increased to $175,000 per year upon his promotion to senior vice president, planning in May 2012.

The compensation committee is to approve all base salary, bonus payments and other compensation payments to officers making $200,000 or more per year in base salary.

For 2012, each executive officer received a bonus under our annual discretionary incentive bonus program.  No bonus is earned unless our operating income exceeds 5% of our revenue for the year and, in that event, the bonus pool (including equity grants constituting part of incentive compensation) will not exceed 10% of operating income.  The final bonus pool amount is determined by our compensation committee after review of the year-end financial statements and after consideration of management recommendations.  Each executive officer’s allocation of the bonus pool is determined by the compensation committee without regard to any objective, predetermined individual performance criteria.  The bonus allocation for any executive officer is not targeted at or limited to any particular percentage of base salary.  In determining 2012 compensation for our executive officers other than our chief executive officer, the compensation committee approved payment 50% in cash and 50% in the value of equity grants.  The equity grants were split between restricted stock and either stock options or stock appreciation rights.

Other compensation generally consists only of matching contributions under our 401(k) plan.  The amount paid for each executive officer depends on his salary reductions.  In 2010 and 2012, other compensation also included cash dividends paid on unvested restricted stock.  No dividends were paid in 2011 on shares of unvested restricted stock.

No executive officer’s salary and bonus is tied to any particular percentage of total compensation, but rather, bonus allocations are made based on our profitability and a subjective evaluation of each officer’s performance.

Grants of Plan-Based Awards in 2012

The following table describes grants of plan-based awards to our named executive officers during 2012:

Name	Grant date	Stock awards: number of shares of stock (1) (#)	Grant date fair value (2) of stock awards
Maurice J. Gallagher, Jr.	2/8/2012	9,285	$500,000
Andrew C. Levy	2/8/2012	11,421	615,020
Kris B. Bauer	2/8/2012	5,571	300,000
Jude I. Bricker	2/8/2012	4,643	250,025
Jude I. Bricker	4/24/2012	3,000	178,740
Scott Sheldon	2/8/2012	5,571	300,000

(1)	Grant of restricted stock.

(2)
As determined as set forth in Note 12 to our consolidated financial statements. Although the table above indicates the full grant date value of the awards, the restricted stock award granted vest over a three-year period.

Our compensation committee considers grants of restricted stock, stock options and SARs to our executive officers annually.  The number of shares granted is not based on any particular percentage of the total compensation of the executive officer.  Our compensation committee determines the amount of equity grants in an attempt to provide meaningful incentives for the officers, but with consideration to the financial impact on our operating results.

The restricted stock granted in 2012 is subject to a three-year vesting schedule to encourage continued employment by the executive officers.

The grants of restricted stock in February 2012 are considered to be part of the compensation of our executive officers for 2011.  In March 2013, we granted to our executive officers shares of restricted stock, stock options and stock appreciation rights as part of their 2012 compensation package.  The value of these grants is reflected in the summary compensation table above as part of each executive officer’s 2012 compensation.  The value of the equity grants in February 2012 is reflected in the summary compensation table above as part of each executive officer’s 2011 compensation.

Outstanding Equity Awards at Year End

The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2012:

Name	Number of Shares Underlying Exercisable Options/SARs (#)	Number of Shares Underlying Unexercisable Options/SARs (#)	Option/SAR Exercise Price	Option/SAR Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Maurice J. Gallagher, Jr.	2,757 (1)	5,514 (1)	$42.22	3/25/2016
					3,333 (5)	$244,675 (9)
					9,285 (6)	681,611 (9)
Andrew C. Levy	14,590 (2)		36.97	10/25/2017
	4,595 (1)	18,380 (1)	42.22	3/25/2016
	50,000 (3)		38.65	10/16/2014
	25,000 (4)		38.32	1/23/2014
					3,333 (5)	244,675 (9)
					5,571 (6)	408,967 (9)
Kris B. Bauer	5,055 (1)	10,108 (1)	42.22	3/25/2016
					3,333 (7)	244,675 (9)
					5,571 (6)	408,967 (9)
Jude I. Bricker		6,432 (1)	42.22	3/25/2016
					1,167 (5)	85,669 (0)
					4,643 (6)	340,842 (9)
					3,000 (8)	220,230 (9)
Scott Sheldon	4,136 (1)	8,270 (1)	42.22	3/25/2016
					1,667 (5)	122,374 (9)
					833 (7)	61,150 (9)
					5,571 (6)	408,967 (9)

(1)	These SARs which may only be settled in cash vest one-third on each of March 25, 2012, 2013, and 2014.

(2)	These options vested over a four year period and were fully vested as of December 31, 2012.

(3)	These SARs which may only be settled in stock, vested over a three year period, and were fully vested as of December 31, 2012.

(4)	These options vested over a three year period and were fully vested as of December 31, 2012.

(5)	Unvested restricted stock to vest on February 15, 2013.

(6)	Unvested restricted stock to vest one-third on each of February 8, 2013, 2014, and 2015.

(7)	Unvested restricted stock to vest on May 18, 2013.

(8)	Unvested restricted stock to vest one-third on each of April 24, 2013, 2014 and 2015.

(9)	Based on our closing stock price of $73.41 on December 31, 2012.

Option Exercises and Stock Vested Table

The following table summarizes the number of option/SAR awards exercised and stock awards vested by our named executive officers in 2012 and the value realized on option/SAR exercise or stock award vesting:

	Option/SAR Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Maurice J. Gallagher, Jr.	43,000	$1,805,800 (1)
			3,334	$180,303 (2)
Andrew C. Levy	63,000	2,323,216 (1)
	5,410	199,954 (3)
	25,000	731,250 (4)
	4,595	118,000 (4)
			9,308	648,954 (5)
			3,334	180,303 (2)

Kris B. Bauer			3,333	207,679 (6)

Jude I. Bricker	2,500	42,500 (1)
	3,216	57,277 (4)
			1,166	63,057 (2)

Scott Sheldon	23,333	983,238 (1)
			1,666	90,097 (2)
			833	51,904 (6)
(1)	Based on actual sale price of shares on date of option exercise (shares were sold by officer on the date of option exercise).

(2)	Based on our closing stock price of $54.08 on February 15, 2012, the date of vesting.

(3)	Based on difference between closing stock price on date of option exercise less exercise price (shares were purchased and held by officer on the date of exercise).

(4)	Based on value of awards on date of SAR exercise (share price at date of exercise less exercise price).

(5)	Based on our closing stock price of $69.72 on October 16, 2012, the date of vesting.

(6)	Based on our closing stock price of $62.31 on May 18, 2012, the date of vesting.

Employee Benefit Plans

Long-Term Incentive Plan

Our Long-Term Incentive Plan (the “2006 Plan”) was adopted by our board of directors and approved by the stockholders in 2006. All outstanding options under the predecessor Allegiant Air 2004 Share Option Plan have been transferred to our 2006 Plan, and no further stock-based awards will be made under that predecessor plan. The transferred options continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2006 Plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as grants made under our 2006 Plan.

We have reserved 3,000,000 shares of our common stock for issuance under our 2006 Plan. Such share reserve consists of 500,000 shares that were carried over from our predecessor plan, including the shares subject to outstanding options thereunder. In addition, no participant in our 2006 Plan may be granted stock-based awards for more than 100,000 shares of our common stock per calendar year.

The individuals eligible to participate in our 2006 Plan include our officers and other employees, our non-employee board members and any consultants we engage.

Our 2006 Plan is administered by the compensation committee. This committee determines which eligible individuals are to receive stock-based awards, the time or times when such stock-based awards are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, and the terms and conditions of each award including, without limitation, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding, provided that no option term may exceed ten years measured from the date of grant.

Vesting of any option grant is contingent on continued service with us. Upon the cessation of an optionee’s service, any unvested options will terminate and will be forfeited. Any vested, but unexercised options (i) will terminate immediately if the optionee is terminated for misconduct, or (ii) if the cessation of service is other than for misconduct, will remain exercisable for such period of time as determined by the compensation committee at the time of grant and set forth in the documents evidencing the option. The compensation committee has the discretion, however, at any time while the option remains outstanding to (i) extend the period of time that the option may be exercisable following the cessation of an optionee’s service (but not beyond the term of the option) and (ii) permit the optionee to exercise following a cessation of service options that were not vested at the time of the cessation of service.

The exercise price for the shares of the common stock subject to option grants made under our 2006 plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date.

The compensation committee has the authority to cancel outstanding options under our option plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

In the event we are acquired by a merger, a sale by our stockholders of more than 50% of our outstanding voting stock or a sale of all or substantially all of our assets, each outstanding option under our option plan which will not be assumed by the successor corporation or otherwise continued in effect may accelerate in full to the extent provided in the applicable stock option agreement. However, the compensation committee has complete discretion to structure any or all of the options under the option plan so those options will (or may not) immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation or otherwise continued in effect. Alternatively, the compensation committee may condition such accelerated vesting upon the subsequent termination of the optionee’s service with us or the acquiring entity.

We intend that any compensation deemed paid by us in connection with the exercise of options or stock appreciation rights granted under our 2006 Plan for the disposition of the shares purchased or acquired under those options or stock appreciation rights will be regarded as “performance-based,” within the meaning of Section 162(m) of the Internal Revenue Code and that such compensation will not be subject to the annual $1 million limitation on the deductibility of compensation paid to covered executive officers which otherwise would be imposed pursuant to Section 162(m).

For accounting purposes, compensation expense related to equity based awards under the 2006 Plan is measured and recognized in accordance with stock-based compensation accounting standards.

Our board may amend or modify the 2006 Plan at any time, subject to any required stockholder approval, or participant consent. The 2006 Plan will terminate no later than March 31, 2016.

Director Compensation

Effective April 1, 2012, the members of our board of directors receive an annual retainer of $20,000 per year plus an additional $5,000 for each meeting attended and will also be reimbursed for their out-of-pocket expenses.

Any new director will receive an initial grant of 1,000 shares of restricted stock on the date such individual joins the board. The restricted stock will vest over a period of two years upon the director’s completion of each year of board service over the two-year period measured from the grant date.

In addition, on the date of each annual stockholders meeting, each board member (other than executive officers) who is to continue to serve as a board member will automatically be granted 1,000 shares of restricted stock, provided such individual has served on our board for at least six months. The restricted shares subject to each annual automatic grant will vest upon the director’s completion of one year of board service measured from the grant date.

The following table illustrates the compensation earned or paid to our non-management directors during 2012:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards (2) ($)	All Other Compensation ($)	Total ($)
Montie Brewer	$30,000	$62,420	—	$92,420
Gary Ellmer	30,000	62,420	—	92,420
Timothy P. Flynn	30,000	62,420	—	92,420
Charles Pollard	30,000	62,420	—	92,420
John Redmond	30,000	62,420	—	92,420

(1)	Excludes expense reimbursements. We reimburse our directors for expenses incurred in attending board meetings.

(2)
Represents the grant date fair value of restricted stock awards granted to each director in 2012 based on the closing stock price on the date of grant.  All restricted stock granted to directors in 2012 will vest in 2013.

In 2012, no directors received $10,000 or more in aggregate perquisites or other personal benefits, including the value of flight benefits. We do not provide tax gross-up payments to members of our board of directors.

As of December 31, 2012, each non-employee director held the following number of shares of restricted stock that have not vested:

Director Compensation Table – Outstanding Stock Awards

Name	Award Grant Date	Number of Shares not Vested	Grant Date Fair Value ($) (1)
Montie Brewer	6/5/2012	1,000	$62,420
Gary Ellmer	6/5/2012	1,000	62,420
Timothy P. Flynn	6/5/2012	1,000	62,420
Charles Pollard	6/5/2012	1,000	62,420
John Redmond	6/5/2012	1,000	62,420

(1)	Based on closing stock price on date of grant.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Potential Payments upon Termination of Employment and Change in Control

We have entered into a new employment agreement with Andrew C. Levy which supersedes the agreement which expired on December 31, 2012.  Under the agreement, Mr. Levy would receive a lump sum severance pay of $650,000 in the event of termination without cause, resignation for good reason or a change in control. In addition, he would continue to receive fringe benefits for a twelve month period.  In addition, any unvested equity grants, including restricted stock, stock options and SARs, would vest immediately upon a termination without cause, resignation for good reason or change in control.  If such a termination, resignation or change of control had occurred on December 31, 2012, Mr. Levy would have realized approximately $1,656,363 from an acceleration of vesting of his theretofore unvested restricted stock (14,754 shares) and cash-settled SARs (18,380 shares) held as of December 31, 2012, based on the $73.41 closing stock price on that date.

Under the terms of Kris Bauer’s employment, Mr. Bauer would receive nine months’ severance pay in the event of termination without cause. In the event of a termination without cause, the severance would be payable over the ensuing nine months along with the fringe benefits to which he is entitled under the agreement,  In addition, any unvested equity grants, including restricted stock, stock options and SARs, would vest immediately upon a termination without cause.  If such a termination, resignation or change of control had occurred on December 31, 2012, Mr. Bauer would have realized approximately $968,911 from an acceleration of vesting of his theretofore unvested restricted stock (8,904 shares) and cash-settled SARs (10,108 shares) held as of December 31, 2012, based on the $73.41 closing stock price on that date.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee is responsible for, among other things, reviewing and approving salary, bonus and other compensation for our executive officers, and setting the overall compensation principles that guide the committee’s decision-making.  The compensation committee has reviewed the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement and discussed it with management.  Based on the review and discussions with management, the compensation committee recommended to our board of directors that the CD&A be included in this proxy statement.

COMPENSATION COMMITTEE

Montie R. Brewer	Timothy P. Flynn	John Redmond

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

RELATED PARTY TRANSACTIONS

Since January 1, 2012, we have been a party to the following transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of our capital stock or any member of their immediate families had a direct or indirect material interest.

The building in which we maintain our headquarters is under a lease agreement with an entity owned by a limited partnership in which certain of our directors (Maurice J. Gallagher, Jr., Timothy P. Flynn and John Redmond) owned a more than 50% interest as limited partners.  In June 2008, we obtained additional office space in the leased building through an amendment to the existing lease agreement with the landlord. The amended lease agreement has a ten year term. In June 2008, we entered into a lease agreement for office space to be used as our training facility which is located in a building adjacent to the location of our headquarters. The second building is also owned by an entity owned by the same limited partnership. The lease agreement for the second building is for a ten year term. During 2012, we paid approximately $2,303,000 to the landlords under those arrangements.  Rental payments in future years will exceed the amount paid in 2012 as a result of cost of living increases and common area maintenance charges.  The leases continue until 2018 unless we elect to terminate the lease for our headquarters building in 2015 which would also require us to pay for certain unamortized costs upon early termination.  The disinterested members of our board and audit committee have determined that the terms for the lease agreements are at least as favorable as we could have received in arms’ length transactions.

We paid $125,000 during 2012 to Gallagher Motor Sports, LLC, a company controlled by Mr. Gallagher, for sponsorship of an auto race team featuring the Allegiant logo.

All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent stockholders are affiliated, will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has selected Ernst & Young, LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2013.  Ernst & Young, LLP has audited our financial statements since 2003.  At the meeting, our stockholders will be asked to ratify the selection of Ernst & Young, LLP as our independent registered public accountants for 2013.

Although there is no requirement we submit the appointment of independent registered public accountants to stockholders for ratification or that the appointed auditors be terminated if the ratification fails, our audit committee will consider the appointment of other independent registered public accountants if the stockholders choose not to ratify the appointment of Ernst & Young, LLP and may retain that firm or another firm without re-submitting the matter to our stockholders.  Even if the appointment is ratified, however, the audit committee of our board of directors may, in its discretion, direct the appointment of different independent registered accountants during the year, if the audit committee determines such a change would be in our best interests.

Representatives of Ernst & Young LLP are expected to be available in person during the annual meeting and while they do not plan to make a statement (although they will have the opportunity to do so), they will be available to respond to appropriate questions from stockholders.

Our board of directors recommends you vote FOR ratification of the appointment of Ernst & Young, LLP as our independent registered public accountants.

Principal Accountant Fees and Services

Audit Fees

The aggregate fees billed by Ernst & Young, LLP for the audit of our annual financial statements and services that are normally provided by the accounting firm in connection with statutory and regulatory filings were approximately $664,000 for the year ended December 31, 2012 and $634,000 for the year ended December 31, 2011.

Audit-Related Fees

No fees were billed by Ernst & Young, LLP for assurance and related services that were reasonably related to the performance of the audit referred to above during 2012 or 2011.

Tax Fees

The aggregate fees rendered by Ernst & Young, LLP for tax compliance, tax advice or tax planning services were approximately $114,000 during 2012 and $168,000 during 2011.

All Other Fees

Ernst & Young, LLP did not provide any professional services during 2012 or 2011 other than those described under the caption “Audit Fees” and “Tax Fees” above.

All non-audit services require an engagement letter to be signed prior to commencing any services. The engagement letter must detail the fee estimates and the scope of services to be provided. The current policy of our audit committee requires pre-approval from our audit committee of the non-audit services in advance of the engagement and the audit committee's responsibilities in this regard may not be delegated to management. No non-audit services were rendered that were not in compliance with this policy.

STOCKHOLDER PROPOSALS

We currently expect to hold our 2014 annual meeting of stockholders in June and to mail proxy materials in May 2014.  In that regard, stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2014 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal to us at our offices at 8360 S. Durango Drive, Las Vegas, Nevada 89113, Attention: Jude Bricker, Secretary, not later than January 7, 2014.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household.  We will promptly deliver a separate copy of either document to you if you write us c/o Robert B. Goldberg, Esq., Ellis Funk, P.C., Suite 400, 3490 Piedmont Road, NE, Atlanta, Georgia 30305, or call Mr. Goldberg at (404) 233-2800.  If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement.  If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  YOUR COOPERATION WILL BE APPRECIATED.  YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

BY ORDER OF THE BOARD OF DIRECTORS,

Jude I. Bricker,
Secretary

ALLEGIANT TRAVEL COMPANY

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

↓ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ↓

PROXY

Please mark your votes like this **X**

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 and 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1. ELECTION OF DIRECTORS:

FOR	WITHHOLD AUTHORITY
☐	☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)

Montie Brewer *Gary Ellmer* *Timothy P. Flynn* *Maurice J. Gallagher, Jr.*

Linda A. Marvin *Charles W. Pollard* *John Redmond*

2. RATIFICATION OF ERNST & YOUNG, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** ____________

NOTE: Please sign exactly as name appears hereon. When shares are held in more than one name, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ALLEGIANT TRAVEL COMPANY

2013 ANNUAL STOCKHOLDERS MEETING

8360 SOUTH DURANGO DRIVE

LAS VEGAS, NEVADA 89113

TUESDAY, JUNE 4, 2013

10:00 a.m. (Pacific Time)

↓ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ↓

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2013
ALLEGIANT TRAVEL COMPANY

The undersigned hereby appoints Andrew C. Levy and Scott Sheldon, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of common stock held of record on April 15, 2013, at the Annual Meeting of the Stockholders to be held on June 4, 2013 at 10:00 a.m. (local time) at the Company's headquarters at 8360 South Durango Drive, Las Vegas, Nevada 89113, or any adjournment thereof.